Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” within the Prospectus and “Shareholder Services – Statements and Reports”, “General Information – Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our report dated August 26, 2020 relating to the financial statements of AB Sustainable International Thematic Fund, Inc. for the year ended June 30, 2020, which are incorporated by reference in this Post-Effective Amendment No. 50 to the Registration Statement (Form N-1A No. 33-76598) of AB Sustainable International Thematic Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

July 23, 2021